Exhibit 23.1
Consent of Tullius Taylor Sartain & Sartain LLP
CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Post Effective Amendment to the Registration Statement on Form S-8 POS and related Prospectus of BOK Financial Corporation for the BOK Financial 401(k) Plan dated October 6, 2008 with respect to the financial statements of BOK Financial Thrift Plan for Hourly Emplyees for the year ended December 31, 2007 and the financial statements of BOK Financial Thrift Plan for Salaried Employees for the year ended December 31, 2007, included in their respective Forms 11-K filed with the Securities and Exchange Commission on June 27, 2008.
/s/ Tullius Taylor Sartain & Sartain LLP
Tulsa, Oklahoma
October 6, 2008